EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-63017, 333-46430, 333-55002, 333-70218, 333-100885, and 333-120955, 333-134973 and 333-139819, and Post-Effective Amendment No. 1 to Registration Statement No. 2-76276) and in the Registration Statements on Form S-3 (Nos. 33-53795, 333-68184, 333-112604, and 333-123898, and Post-Effective Amendment No. 1 to Registration Statement Nos. 33-1304 and 33-20384) of Northwest Natural Gas Company of our report dated February 28, 2007 relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon

February 28, 2007